Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated as of September 22, 2022, is made and entered into by and between Definitive Healthcare, LLC, a Massachusetts limited liability company (the “Company”), and Jonathan Maack (the “Executive”).

Introduction

The Company desires to retain the services of the Executive pursuant to the terms and conditions set forth herein and the Executive wishes to be employed by the Company on such terms and conditions. The Executive will be a senior executive of the Company, with significant access to information concerning the Company and its business. The disclosure or misuse of such information or the engaging in competitive activities would cause substantial harm to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Term. All provisions of this Agreement, other than Section 7 hereof (the “Non- Competition Covenant”), shall become effective as of the Start Date (as defined below). The Non-Competition Covenant shall become effective on the tenth business day after the Executive has been provided by the Company with notice of the Non-Competition Covenant (the “Non- Competition Covenant Effective Date”). The Company shall employ the Executive hereunder from the Start Date until the Executive’s employment with the Company is terminated pursuant to Section 11. The Executive shall be employed on an “at will” basis. The Executive’s start date with the Company, as an employee under this Agreement, shall be November 3, 2022 (“Start Date”).

2.
Duties; Place of Employment. The Executive will serve as the President of the Company and shall have such authority, duties and responsibilities assigned to Executive by the Chief Executive Officer. The Executive will report to the Chief Executive Officer. The Executive’s principal place of employment will be in the greater Boston area.

3.
Full Time; Best Efforts. The Executive shall use the Executive’s best efforts to promote the interests of the Company and shall devote the Executive’s full business time and efforts to its business and affairs. The Executive shall not engage in any other activity that could reasonably be expected to interfere with the performance of the Executive’s duties, services and responsibilities hereunder. Nothing in this Agreement shall preclude the Executive from engaging in civic, charitable, and volunteer activities and, in the future, other Boards with the prior approval of the Chief Executive Officer or Definitive Health Board provided that such activities do not materially interfere with the Executive’s proper performance of his duties and responsibilities on behalf of the Company.

4.
Compensation and Benefits. During the term of this Agreement, the Executive shall be entitled to compensation and benefits as follows:

(a)
Base Salary. The Executive will receive a salary at the rate of $400,000 annually (the “Base Salary”), payable in accordance with the Company’s standard payroll practices. The Compensation Committee (“Compensation Committee”) of the Board of Directors (the “Board”) of Definitive Healthcare Corp. (“Parent”) shall determine, on an annual basis and in its sole good faith discretion, whether to increase or otherwise modify the Executive Base

Salary.
(b)
Bonus. The Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”), based on the Company achieving specified revenue targets and other requirements which will be determined reasonably and in good faith on an annual basis for the corresponding year by the CEO and the Board. For 2022, the Annual Bonus will be guaranteed at a pro-rated amount equal to 70% of Executive’s Base Salary calculated from the Start Date hereof through the end of the year. For future years, Executive will be eligible for an Annual Bonus of up to 70% of Executive’s Base Salary, which shall be determined in the sole discretion of the Compensation Committee. The Executive must be actively employed by the Company through and including the date on which the Annual Bonus, if any, is paid to be eligible to receive it. All earned Annual Bonus amounts unpaid as of the end of a calendar year shall be paid no later than March 15 of the following calendar year.

(c)
Shares. Upon the Start Date, the Executive will receive a grant of restricted stock units (“RSUs”) in Parent pursuant to the Definitive Healthcare Corp. 2021 Equity Incentive Plan (the “Equity Plan”) and the applicable award agreement thereunder (the “Initial RSU Grant”). The Initial RSU Grant will have a target value at grant of $8,200,000, and the number of RSUs subject to the Initial RSU Grant will be determined by dividing such target grant value by the average closing price of a share of Parent common stock over the twenty (20) trading days immediately preceding (and not including) the Start Date. The RSUs subject to the Initial RSU Grant will vest as follows: 25% of the RSUs will vest on the one year anniversary of the Start Date, followed by quarterly vesting of 6.25% per quarter until fully vested, over the subsequent three (3) years. The Executive shall be eligible for an annual equity award in 2024 pursuant to the Equity Plan, at the same time as such grants are made to other similarly situated executives, subject to time and/or performance-based vesting conditions (the “2024 Annual Grant”). The vesting conditions and other terms and conditions applicable to, and the form of, the 2024 Annual Grant shall be determined by the Compensation Committee in its sole discretion; provided, that management will recommend to the Compensation Committee that the 2024 Annual Grant have a target grant value of at least $2 million, and any time-based component thereof shall vest consistent with the time-based vesting schedule applicable to the Initial RSU Grant, subject to the terms and conditions of the Equity Plan and the applicable grant agreement(s) thereunder.

(d)
Benefits. In addition to the Base Salary and the compensation set forth above, the Executive shall be entitled to participate in Company benefit plans that are generally available to the Company’s executive employees in accordance with and subject to the then existing terms and conditions of such plans. If the Executive chooses to participate in the Company health plan, the Company will reimburse 100% of the costs of the premiums of the policy. The Company may modify or terminate such benefit programs at any time in its sole discretion.

(e)
Paid Time Off. The Executive shall be entitled to paid time off (PTO), in addition to paid Company holidays, consistent with the Company’s policy as in effect from time to time applicable to similarly situated executives; provided, however, unless approved in advance, no more than three (3) weeks of PTO may be taken consecutively.

Reimbursement of Documented Business Expenses. The Executive will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to the presentation of appropriate documentation and approved by, or in accordance with the Company’s policies as approved by the Board. If any reimbursement provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance thereunder, “Section 409A”), such reimbursement shall be subject to the following rules: (i) the amounts to be reimbursed shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement; (ii) the amounts eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s right to reimbursement is not subject to liquidation or exchange for cash or another benefit. In addition, in association with the Executive’s relocation to the Boston area, the Company agrees to provide a lump-sum relocation payment of $330,000 (the “Relocation Amount”). The Relocation Amount shall be paid to Executive in the next regularly schedule payroll date within the month following the Start Date. The Relocation Amount shall be included in Executive’s gross income as wages and will be subject to withholding of all applicable taxes. If the Executive’s employment with the Company is terminated (i) within 12 months following the Start Date, then the Executive shall repay to the Company 100% of the Relocation Amount; or (ii) between the date that is 12 months following the Start Date and 24 months following the Start Date, then the Executive shall repay to the Company 50% of the Relocation Amount. Notwithstanding the foregoing, the Executive shall not be required to repay the Company any portion of the Relocation Amount if the Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of death or Disability of the Executive) or by the Executive for Good Reason.

(f)
Withholding. The Company shall withhold from compensation payable to the Executive all applicable federal, state and local withholding taxes required to be withheld by the Company under applicable law.

(g)
D&O Insurance. The Company will maintain a directors and officers liability policy covering Executive with coverage comparable or equal to that provided to other senior executives of the Company.

5.
Confidentiality; Intellectual Property. The Executive agrees that during the Executive’s employment or other business relationship with the Company, whether or not under this Agreement, and at all times thereafter:

(a)
The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information, except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.

(b)
The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company.

(c)
Upon the Company’s request following termination of employment, the Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession or control which contain or relate to Confidential Information.

(d)
All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, “Developments”) made by the Executive in connection with his employment with the Company, either alone or in conjunction with others, at any time or at any place during the Executive’s employment or other business relationship with the Company, whether or not under this Agreement and whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or any actual or demonstrably anticipated research or development of the Company, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(e)
The Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments reasonably necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Executive.

(f)
Protected Disclosures and Other Protected Actions.

(i)
Government Agencies. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Executive further understand that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award from a whistleblower award program administered by any Government Agencies for providing information to any Government Agencies.

(ii)
Immunity under Defend Trade Secrets Act. In accordance with the Defend Trade Secrets Act of 2016, no employee will be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of the law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

6.
Nonsolicitation. The Executive agrees that during the Executive’s employment or other business relationship with the Company, whether or not under this Agreement, and for a period of one year thereafter (the “Restricted Period”):

(a)
the Executive will not, directly or indirectly, individually or as a consultant to, or an executive, officer, director, manager, stockholder, partner, member or other owner or participant in any business entice away from the Company, reduce the amount of business conducted with the Company by or otherwise materially interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, supplier, vendor or service provider to, or other party having business relations with the Company; and

(b)
the Executive will not, directly or indirectly, individually or as a consultant to, or an executive, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity offer employment to or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, employed by the Company.

7.
Non-Competition. The Executive agrees that, from the Non-Competition Covenant Effective Date through the Restricted Period, the Executive will not directly or indirectly provide services, whether as an owner, officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity, to any other business entity that is engaged or seeks to become engaged in any line of business conducted by the Company or its affiliates, or which the Company or its affiliates have active plans to conduct, in each case, in any state of the United States and any country outside the United States in which the Company or any of its affiliates conducts its business (provided that the Executive shall not be prohibited from owning up to five percent (5%) of the outstanding stock of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation). The post- employment restrictions in this Section 7 shall not apply in the case of a termination of the Executive’s employment by the Company without Cause. The Executive acknowledges and agrees that the compensation, including the Initial RSU Grant, provided to the Executive by the Company under this Agreement constitute fair and reasonable, mutually agreed upon consideration for the restrictions contained in this Agreement, including, without limitation, in this Section 7. If the Executive has unlawfully taken, physically or electronically, property belonging to the Company, or has breached any fiduciary duties owed to the Company, the duration of the post- service restrictions in this Section 7 shall be extended to two years following the termination of the Executive’s employment. The Executive acknowledges that he has been provided notice of this Section 7 at least 10 business days prior to this Section 7 becoming effective, and that he or she has the right to consult with counsel prior to signing this Agreement.

8.
Remedies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 5, 6 or 7 hereof could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by Sections 5, 6 or 7 hereof or such other equitable relief as may be required to enforce specifically any of the covenants contained in Sections 5, 6 or 7 hereof. The foregoing provisions and the provisions of Sections 5, 6 or 7 hereof shall survive the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

9.
Applicability to Related Companies. For purposes of Sections 5, 6, 7 and 8 of this Agreement, the term “Company” shall include the Company and Parent and each of their respective affiliates, whether now existing or hereinafter created, and their respective successors and assigns.

10.
Review of Agreement; Reasonable Restrictions. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel and the Company agrees to reimburse the Executive’s reasonable costs for such review, up to $10,000, (b) acknowledges that the duration, scope and subject matter of Sections 5 through 9 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement.

11.
Termination.

(a)
General. The Executive’s employment with the Company may be terminated at any time (i) by the Company with or without Cause, (ii) by the Executive for any or no reason, or (iii) by the Company or the Executive in the event of the Executive’s Disability, and shall terminate in the event of the Executive’s death.

meanings:

(b)

Definitions. As used herein, the following terms shall have the following

“Cause” shall mean, with respect to the Executive, (i) commission of or indictment for, pleading guilty or no contest to, a felony, a gross misdemeanor, or any crime involving moral turpitude; (ii) any unlawful act which is materially injurious or detrimental to the reputation or financial interests of the Company or its affiliates; (iii) theft of property of the Company or its affiliates or falsification of documents of the Company or its affiliates or dishonesty in their preparation; or (iv) breach of any material provision of any agreement with the Company or its affiliates, including any non-competition, non-solicitation or confidentiality provisions, or any other similar restrictive covenants to which the Executive is or may become a party with the Company or its affiliates. To the extent any breach set forth in this definition of Cause can be cured, the Company shall provide written notice to the Executive identifying the breach and Executive shall have thirty (30) calendar days to cure the breach.

“Change of Control” shall mean the occurrence of any of the following events:

(i)
A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of our Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)
A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Change of Control Period” means the period beginning on the date three (3) months prior to, and ending on the date eighteen (18) months following, a Change of Control.

“Good Reason” means, without the Executive’s written consent, (a) a material diminution (of 10% or more) of the Base Salary or target Annual Bonus (i.e. the size of the target Annual Bonus that the Executive has the opportunity to earn); or (b) any material breach by the Company of any material written agreement between the Executive and the Company; or (c) a material relocation of the Executive’s principal office of employment; (d) a material diminution of the duties, title, authority, or responsibilities of the Executive (to include any change in reporting that results in Executive not reporting to the CEO of the Company or to the Board) other than those duties, titles, authority or responsibilities that are by their nature or specifically identified as temporary, provided that no condition set forth in the preceding (a), (b), (c) or (d) will be deemed Good Reason unless the Company fails to cure the condition(s) giving rise to Good Reason within

30 days from the date on which the Executive notifies the Company, in writing, of such condition(s) (the “Cure Period”), and Executive resigns from employment within thirty (30) days following the expiration of the Cure Period.

“Disability” means illness (mental or physical) or accident, which results in the Executive being unable to perform the Executive’s duties as an Executive of the Company as reasonably determined by a competent physician, for a period of 180 days, whether or not consecutive, in any 12-month period.

“Severance” means (i) continuation of regular payments of Base Salary (at the rate in effect on the date of termination) to the Executive for a period of twelve (12) months from the date of termination of employment, payable in accordance with the Company’s regular payroll schedule and subject to withholding for all applicable taxes; and; (ii) payment of any Annual Bonus for a prior fiscal year to the extent earned and not previously paid, plus a lump sum payment of the Annual Bonus to be earned by the Executive during the twelve month period following the date of termination of employment at a level equal to the greater of the bonus for the current year at target or the average of the bonus paid in the last two (2) calendar years if such history exists, in each case, payable within thirty (30) days following the date of termination and subject to withholding for all applicable taxes; (iii) acceleration of the vesting of all stock options, restricted stock shares and RSUs, profit interests, or other forms of equity (the “Equity”), awarded to the Executive by the Company at any time, that would otherwise have vested during the twelve-month period following the termination date; and (iv) should Executive timely elect and be eligible to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act, payment for a period of twelve (12) months of the entire amount of the premiums for such coverage. For the purposes of clarity, the above acceleration of vesting will only apply to instruments that vest based on time. Instruments that vest based on performance will be excluded from this acceleration.

(c)
Effects of Termination. If the Executive’s employment is terminated during the Term, the Company shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination except for (i) payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the date of termination, (ii) if the Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of death or Disability of the Executive) or by the Executive for Good Reason, payments of Severance shall be due.

The Severance benefits available to the Executive under this Section 11 are the sole and exclusive severance payments and benefits to which the Executive may be entitled upon termination of the Executive’s employment. The Executive shall not be entitled to receive any other severance-related payments or benefits under any other plan or agreement which may from time to time be made available to other Executives of the Company or any affiliate.

(d)
Termination by the Company without Cause or by the Executive for Good Reason following a Change in Control. Notwithstanding anything to the contrary in this Section 11, if, during a Change of Control Period, the Executive is terminated by the Company without Cause or the Executive terminates his employment with Good Reason, the Executive shall be entitled to all of the benefits under Section 11(c), including Severance, however in such case the applicable Severance benefits shall be modified so that executive receives (i) continuation of regular payments of Base Salary (at the rate in effect on the date of termination) to the Executive for a period of eighteen (18) months from the date of termination of employment, payable in accordance with the Company’s regular payroll schedule and subject to withholding for all applicable taxes; (ii) payment of any Annual Bonus for a prior fiscal year to the extent earned and not previously paid plus a lump sum payment of 1.5 times the greater of the Target Annual Bonus to be earned by the Executive during the year of such termination or the average of the bonus paid in the last two (2) calendar years (if such history exists), in each case, payable within thirty (30) days following the date of termination and subject to withholding for all applicable taxes; (iii) acceleration of the vesting in full of all stock options, restricted stock shares and RSUs, profit interests, or other forms of Equity, awarded to the Executive by the Company at any time; and (iv) should Executive timely elect and be eligible to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act, payment for a period of eighteen (18) months of the entire amount of the premiums for such coverage.

(e)
Conditions and Limitations to Severance. Notwithstanding the foregoing, the Company’s obligation to pay Severance shall be subject to the following provisions and conditions:

(i)
Release of Claims. The Company’s obligation to pay Severance shall be contingent upon the Executive signing a separation agreement in form and substance reasonably acceptable to the Company and Executive, to include, among other provisions, non- competition and non-disparagement provisions, and a general release of claims in the favor of the Company.

(ii)
Consequences of Breach. If the Executive breaches the Executive’s obligations under Sections 5, 6 or 7 of this Agreement during the period the Company is obligated to pay Severance, the Company may immediately cease payments of Severance and may recover all Severance paid to the Executive after the date of such breach. The cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company including, without limitation, the right to seek specific performance or an injunction. To the extent any breach set forth in this paragraph can be cured, the Company shall provide written notice to the Executive identifying the breach and Executive shall have thirty (30) calendar days to cure the breach.

For purposes of Section 409A, each payment of Severance shall be considered a separate payment and not one of a series of payments. Any payment under this Section 10 that is not made during the period following the termination of the Employee’s employment because the Employee has not executed the release contemplated hereby shall be paid to the Employee in a single lump sum on the first payroll date following the last day of any applicable revocation period after the Employee executes the release; provided, that the Employee executes and does not revoke the release in accordance with the requirements hereof.

12.
Survival. The provisions of Sections 5 through 25 of this Agreement shall survive the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

13.
Section 409A. This Agreement is intended to comply with the requirements of Section 409A and the regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent that any provision in the Agreement is ambiguous as to its compliance with Section 409A of the Code, or to the extent any provision in the Agreement must be modified to comply with Section 409A of the Code, such provision shall be read, or shall be modified (with the mutual consent of the parties), as the case may be, in such a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.

For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made or provided on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death). Any installment payments that are delayed pursuant to this Section 12 shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’s separation from service, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.

14.
Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 14, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash severance payments, in the order that such payments would otherwise have been paid; (2) cancellation of accelerated vesting of equity awards that vest, in whole or in part, based on the achievement of performance criteria, in the reverse order that such awards would have vested; (3) cancellation of accelerated vesting of equity awards that vest based solely on continued service, in the order of the percentage of the fair market value of such awards that constitutes a parachute payment (commencing with the largest percentage); and (4) reduction of continued employee benefits. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed by this Section 14. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 14 will be made in writing by an independent firm (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 14, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 14. The Company will bear the fees of the Firm and all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 14.

15.
Enforceability, Etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

16.
Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 16.

(a)
If to the Executive, to the most recent address reflected in the Company’s records.

(b)
If to the Company, to the Company’s principal place of business.

17.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions.

18.
Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall only be brought in the State or Federal courts located in the Commonwealth of Massachusetts and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.

19.
Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

20.
No Mitigation; No Set Off. In the event of termination without Cause or resignation for Good Reason, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amount due to Executive under this Agreement on account of any subsequent renumeration received from any subsequent employer. No amounts payable hereunder shall not be subject to any setoff or recoupment.

21.
Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company (at the direction of the Management Board) and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

22.
Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company shall not be considered a termination of the Executive’s employment.

23.
Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings relating hereto and to the Executive’s employment.

24.
Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” or “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

25.
No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

26.
Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

27.
No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

28.
Notification of New Employer. In the event that the Executive is no longer an Executive of the Company, the Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s obligations under Sections 5, 6 and 7 of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as a sealed instrument as of the date first above written.

DEFINITIVE HEALTHCARE, LLC

By: /s/ Robert Musslewhite

Name: Robert Musslewhite Title: Chief Executive Officer

/s/ Jonathan Niles Maack

Executive: Jonathan Maack

[Signature Page to Employment Agreement]